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                                                                  Exhibit 23.2.2


                              Accountants' Consent


The Board of Directors
Orbital Sciences Corporation and subsidiaries:

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 33-84296, 33-62277, 33-64517, 333-53585, 333-69887, 333-69885,
and 333-27999) of Orbital Sciences Corporation and subsidiaries of our report dated March 30, 1999, relating to the consolidated statements of operations and comprehensive loss, partners' capital, and cash flows, of ORBCOMM Global, L.P. and subsidiaries for the year ended December 31, 1998, which reports appear in the December 31, 2000 annual report on Form 10-K of Orbital Sciences Corporation.





                                                                        KPMG LLP

Washington, DC
April 16, 2001